Exhibit 99.1

                                                                          Newtek
                                                         Business Services, Inc.

FOR IMMEDIATE RELEASE

  Newtek Business Services, Inc, Enters Into Strategic Alliance with New York
                             Service Organizations

New York, N.Y. - January 26, 2006 - Newtek Business Services, Inc. (NASDAQ:
NKBS) (www.newtekbusinessservices.com), announced today that is has entered an exclusive three year agreement to offer SBA Loans and electronic payment processing services to the members of three New York based trade organizations. The United Restaurants of New York (www.unitedrestaurantsny.com), The Wholesale Group of New York (www.wholesalegroupny.com) and The Retail Group of New York (www.retailgroupny.com) will offer these Newtek financial and business services to their 2,300 members located in the New York metropolitan area.

"Franchisees of Duane Reade, Kenneth Cole, Wendy's, Burger King, McDonald's, Fauna Foods and Idea Nuova, Inc are just a few of the 2,300 small and medium sized business retailers, restaurants and wholesalers represented by these service organizations. Newtek's commitment to customer service excellence, their unique referral and tracking system and their tailored financial and business services are a great fit to serve the needs of our New York members", said Tina McSherry, Membership Benefits Manager for all three of the organizations.

Barry Sloane, CEO of Newtek Business Services, Inc., stated, "By adding Newtek's suite of services to the service organizations' existing array of services, United Restaurants, Wholesale Group and Retail Group of New York are able to provide high quality member services on both a local and regional basis which is a perfect fit for our business model. Our ability to take these opportunities electronically using our state of the art software and systems makes this alliance and business opportunity valuable to Newtek, its operating subsidiaries and to the service organizations."

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small to medium-sized business market. Newtek distributes its' products and services through strategic alliances and associations such as Merrill Lynch, UBS and the Credit Union National Association. Newtek's core brands are:

o Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
o Newtek Merchant Solutions: electronic merchant payment processing solutions;
o Newtek Insurance Agency: customized insurance products provided through Keyosk;
o     Newtek IT Services: complete information technology solutions;
o     CrystalTech Web Hosting: comprehensive web site services;
o     Newtek Financial Information Systems: outsourced digital bookkeeping; and
o     Newtek Tax Services: tax filing, preparation and advisory services.

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The statements in this release may contain forward looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, Newtek Business Services, Inc. notes that a variety of factors could cause its actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' 2003 annual report on Form 10-K and subsequently filed registration statements.

Contacts:
Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com